Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Longboard Fund (formerly, Longboard Alternative Growth Fund), a series of the Northern Lights Fund Trust II, of our report dated July 31, 2024, relating to our audit of the consolidated financial statements and financial highlights, which appear in the May 31, 2024 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Portfolio Holdings Information”, “Other Service Providers”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

September 25, 2024